EXHIBIT 99.1

International Paper Makes Senior Leadership Announcement

Senior Vice President Tom Plath to leave company at end of year

MEMPHIS, Tenn., August 13, 2024 — International Paper (NYSE:IP) announced today that Tom Plath, Senior Vice President of Human Resources and Corporate Affairs, will leave the company at the end of the year.

During his 33-year career with IP, Plath has served in a number of roles in HR, operations, marketing and general management. He was named an officer in 2013 and was elected senior vice president in 2017. His role was expanded in 2023 to SVP, human resources and corporate affairs, with responsibilities for human resources, aviation, real estate, communications, sustainability and government relations.

Plath’s current responsibilities will be reassigned immediately, and he will serve in an advisory capacity through the end of the year to ensure a smooth transition. A replacement has not yet been appointed.

About International Paper

International Paper (NYSE: IP) is a global producer of sustainable packaging, pulp and other fiber-based products, and one of the world’s largest recyclers. Headquartered in Memphis, Tenn., we employ approximately 39,000 colleagues globally who are committed to creating what’s next. We serve customers worldwide, with manufacturing operations in North America, Europe, Latin America and Africa. Net sales for 2023 were $18.9 billion. Additional information can be found by visiting internationalpaper.com.

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